EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into as of May 12, 2023, by and between P10 Intermediate Holdings, LLC (the “Company”), and William F. Souder (the “Executive”).

RECITALS

WHEREAS, Executive and RCP Advisors 3, LLC (“RCP”) entered into an Employment Agreement effective January 1, 2018, setting forth the terms and conditions of Executive’s employment as RCP’s Managing Partner and President (the “RCP Agreement”);

WHEREAS, Executive and RCP entered into an Amendment to the RCP Agreement (the “RCP Agreement Amendment”) effective January 1, 2018, wherein RCP transferred Executive’s employment from RCP to P10 Holdings, Inc. (“P10 Holdings”) and Executive agreed to serve as P10 Holdings’ Chief Operating Officer while continuing to perform duties as RCP’s Managing Partner and President, in accordance with the terms and conditions set forth therein;

WHEREAS, P10 Holdings, and its parent company, P10, Inc. (“P10”) underwent a corporate restructuring and, as a result, RCP and P10 Holdings desire to transfer Executive’s employment as Chief Operating Officer from P10 Holdings to the Company; and

WHEREAS, Company and Executive desire to enter into this Agreement, which shall supersede all prior employment terms and conditions, including the RCP Agreement and RCP Agreement Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Title and Job Duties
(a)
The Company hereby agrees to employ the Executive in the position of Chief Operating Officer. In such capacity, Executive agrees to the terms and conditions hereinafter set forth. In this capacity, Executive shall have the duties, authorities and responsibilities that are commensurate with his title and designated from time to time by the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer. In performing his duties under this Agreement, Executive shall report to the Board and the Company’s Chief Executive Officer.

(b)
Executive accepts such employment and agrees, during the Term of his employment (as defined below), to devote the majority of his full business and professional time and energy to the Company. Executive agrees to carry out and abide by all lawful directions of the Board and to comply with all standards of performance, policies, and other rules and regulations heretofore established by Company and or hereafter established by Company. In addition, Executive agrees to serve in such other capacities or offices to which he may be assigned, appointed or elected from time to time by the Board, including without limitation as an executive of P10 and serving on P10’s Board of Managers.

(c)
Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of or holding any other offices or positions in non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s personal investments, so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict. Notwithstanding the foregoing, Executive shall be able to engage in the activities listed in Exhibit A.

2.
Compensation. Subject to the terms and conditions of this Agreement, during the Term (as defined below), the Executive shall be compensated by the Company for his services as follows:

(a)
Base Salary. Executive shall receive a salary of $600,000.00 per annum (the “Base Salary”), payable in substantially equal monthly or more frequent installments and subject to standard tax withholdings and deductions.

(b)
Bonus. Executive shall be eligible to receive an annual bonus based on the Company’s performance and the Executive having achieved performance benchmarks that shall be set jointly by the Board and the Executive each year in the context of the Executive’s review (the “Annual Bonus”), subject to Section 2(c) below. The Annual Bonus will be paid in the form of either cash or restricted stock units, at Executive’s election. Subject to the Board’s discretion and approval, the target amount for Executive’s Annual Bonus is 100% of his Base Salary.

(c)
Equity. The aggregate value of the Annual Bonus and additional equity grants, including but not limited to carried interest awards, for the fiscal year ending December 31, 2023, shall be substantially equivalent to the aggregate value of the amounts received by Executive for the fiscal year ending December 31, 2022, and shall be in the form of cash, options, restricted stock units and carried interest as the parties shall agree. Executive shall receive such additional equity compensation in such amount and on such terms as shall be determined by the sole discretion of the Compensation Committee of the Board from time to time.

(d)
Benefits. Executive shall be a participant in eligible group medical, dental and 401(k) plans maintained by the Company and the Company shall pay 90% of employee and dependent premiums on medical and dental insurance. The Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Any benefits available to the Executive are subject to the rules of the relevant plan or program from time to time in force. The Company reserves the right to substitute another provider of any of the benefits available to the Executive or alter the benefits available to the Executive at any time.

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(e)
Vacation; Perquisites. The Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to employees of the Company at levels commensurate with Executive’s position. The Executive shall be entitled to any other benefits and perquisites on substantially the same terms and conditions as may be awarded to the employees of the Company from time to time.

(f)
Travel and Entertainment. The Executive shall be reimbursed by the Company for all reasonable business, promotional, travel, and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Agreement in accordance with the Company’s reimbursement policy and to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. In order that the Company reimburse the Executive for such allowable expenses, the Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

3.
Employment Period. The terms set forth in this Agreement will commence on the date hereof and remain in effect for one (1) year (the “Initial Term”) unless earlier terminated as provided in Section 4 of this Agreement. The Initial Term shall automatically renew for additional one (1) year periods (each a “Renewal Year”), unless the Company or Executive has delivered written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Year, or the Agreement is earlier terminated as provided in Section 4 of this Agreement. For purposes of this Agreement, the “Term” shall refer to the Initial Term and any Renewal Year. Notwithstanding this, the Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause, subject to the obligations in Section 5.

4.
Termination.
(a)
Termination at the Company’s Election.
(i)
For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) immediately upon written notice to Executive. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; or (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in misconduct that causes material harm to the reputation of the Company, P10, or the Affiliated Entities (as defined below) or knowingly or recklessly engages in conduct which is demonstrably and materially injurious to the Company, P10, or any of the Affiliated Entities, monetarily or otherwise; or (D) materially breaches any term of this Agreement or written policy of the Company, provided that for subsections (C) through (D), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the sole judgment and discretion of the Board.

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(ii)
Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice to Executive for any other reason or for no reason at all (“Without Cause”).

(b)
Termination by Executive.

(i)
Voluntary Resignation or Retirement. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving twenty-one (21) days’ written notice pursuant to Section 10 of this Agreement (“Voluntary Resignation”), but the Company may in its sole discretion waive Executive’s continued employment or right to compensation or benefits, except as provided in Section 5(b) of this Agreement, during this notice period.

(ii)
For Good Reason. At the election of the Executive, Executive’s employment may be terminated for Good Reason (as defined below) upon written notice to the Company pursuant to Section 10 of this Agreement. “Good Reason” shall mean the occurrence of one of the following events without Executive’s express written consent: (A) the material breach by the Company of any of the covenants, representations, terms or provisions hereof, including failure to pay Executive’s Base Salary or any bonus payment to which Executive is entitled within ten days of the date any such payment is due, (B) a material diminution in (i) Executive’s title, authority, responsibilities, or duties, including reporting requirements, or (ii) the total compensation paid in the aggregate for a calendar year from the total compensation paid in the aggregate for the prior calendar year, in each case pursuant to Sections 2(a), (b) and (c), (C) a change in the reporting structure so that the Executive does not report solely and directly to the Board and the Company’s Chief Executive Officer, or (D) a relocation of the Executive’s principal place of employment to a location more than twenty-five (25) miles from the Company’s current principal place of business. Notwithstanding the foregoing, in order for Executive to terminate for Good Reason, Executive must deliver written notice of the Good Reason occurrence within thirty (30) days of the occurrence in accordance with Section 10 and the Company must fail to correct such occurrence in all material respects within thirty (30) days following written notification by Executive.

5.
Payments Upon Termination of Employment.

(a)
Termination for Cause, Death, Disability, or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause, Death, Disability, or is terminated by Executive as a Voluntary Resignation, then the Company shall only pay or provide to Executive the following amounts: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written

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policies and applicable law; (iii) unreimbursed expenses, paid in accordance with Section 2(f) of this Agreement and the Company’s written policies; and (iv) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”).

(b)
Termination Without Cause or Non-Renewal by the Company or by Executive for Good Reason. If the Company terminates Executive’s employment Without Cause, Executive’s employment ends after the Company provides a notice of non-renewal, or Executive terminates his employment for Good Reason, in addition to the Accrued Obligations, the Company shall provide Executive the following: (i) a severance payment, payable in a lump sum, equal to twelve (12) months of Executive’s Base Salary; (ii) reimbursement for the Executive’s cost of COBRA premiums for health insurance continuation coverage (to the extent such premiums exceed the contributory cost for the same coverage that the Company charges active employees) for twelve (12) months or until his right to COBRA continuation expires, whichever is shorter, provided that Executive timely elects and is eligible for COBRA coverage; (iii) the target amount of the Annual Bonus; (iv) immediate vesting of any and all options, restricted stock, and restricted stock units owned directly or beneficially by Executive and carried interests in the investment vehicles of the Affiliated Entities (as defined below) granted to Executive; and (v) Executive shall be released from all lock up restrictions including, without limitation, under the Company Control Agreement entered into as of October 9, 2021 by and among P10, Inc. and the parties listed on the signature pages thereto (the “Company Control Agreement”) with respect to any and all Equity Securities (as defined in the Company Control Agreement) owned directly or beneficially by Executive. Such payment and other consideration are subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, P10, all Affiliated Entities, and each of their respective officers, directors, employees, agents, successors and assigns in a form satisfactory to the Company. All payments under this Section above shall begin to be made within sixty (60) days following termination of employment; provided, however, that to the extent required by Code Section 409A (as defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The payments and benefits under this Section 5(b) shall immediately cease should Executive violate any of the obligations set forth in Sections 6 and 7 below. Notwithstanding the foregoing, if the Company terminates the Executive’s employment Without Cause, Executive’s employment ends after the Company provides a notice of non-renewal, or Executive terminates his employment for Good Reason, either (x) during a period of time when the Company is party to a fully executed letter of intent or a definitive corporate transaction agreement, the consummation of which would result in a Change in Control (defined below) or (y) within eighteen months following a Change in Control, then the severance payment under (i) shall equal the equivalent of eighteen months of Base Salary and the reimbursement under (ii) shall continue for eighteen months (“Change of Control Payment”).

(c)
Change in Control. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if:
(i)
any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of P10 or a corporation owned directly or indirectly by the shareowners of P10 in substantially the same proportions as their ownership of stock of P10,

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becomes the beneficial owner, directly or indirectly, of securities of P10 representing fifty percent (50%) or more of the total voting power represented by P10’s then outstanding voting securities;
(ii)
during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the board of directors of P10 (the “P10 Board”) or nomination for election by P10’s shareowners was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(iii)
the consummation of a merger or consolidation of P10 with any other corporation, other than a merger or consolidation which would result in the voting securities of P10 outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of P10 or such surviving entity outstanding immediately after such merger or consolidation; or
(iv)
the shareowners of P10 approve a plan of complete liquidation of P10 or an agreement for the sale or disposition by P10 of all or substantially all of P10’s assets.

For the avoidance of doubt, a corporate restructuring (i) whereby a new parent company is created and immediately following such transaction P10 is a direct or indirect wholly-owned subsidiary of such new parent company, whether through reorganization, merger, exchange or other corporate means, or (ii) in connection with or in preparation for an initial public offering, in each case, shall not be deemed to be a Change in Control.

6.
Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of P10 and the Company’s business; (ii) as a result of the Executive’s work for P10 and the Company the Executive will have access to and be given Confidential Information (defined below) of P10 and the Company and its clients that Executive did not have access to or was not given prior to the execution of this Agreement; and (iii) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of P10 and the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a)
Confidential Information.

(i)
Executive understands that during his employment, he has had or may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, P10, P10 Holdings, or any of the Company’s parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company, P10, P10 Holdings,

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or any Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company, P10, P10 Holdings, and the Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company, P10, P10 Holdings, or the Affiliated Entities. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company, P10, P10 Holdings, or the Affiliated Entity has the opportunity to obtain a protective order or other appropriate remedy.

(ii)
During Executive’s employment, upon the Company’s or P10’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company and P10 all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company, P10, P10 Holdings, or any Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

(iii)
Nothing contained in this Agreement, in any way, restricts or impedes the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, from preventing the disclosure of Confidential Information as may be required by applicable law or regulation, or from complying with any applicable law or regulation or a valid order or subpoena issued by a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive hereby promises and covenants to promptly provide written notice to the Company of any such order, unless such notice is prohibited. Moreover, notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing trade secrets under seal, and does not disclose trade secrets, except pursuant to court order.

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(b)
Non-Solicitation.
(i)
Executive acknowledges and agrees that (1) the services, duties and responsibilities to be rendered by Executive to the Company, P10, P10 Holdings, and any Affiliated Entity under this Agreement are of a special and unique character; (2) Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and (3) Executive shall be given access to and training regarding the Company’s, P10’s, and Affiliated Entities’ Confidential Information as well as knowledge of the Company’s, P10’s, P10 Holdings, and Affiliated Entities’ current and prospective clients, clients, vendors and suppliers.

(iv)
During the Term and for twelve (12) months following the Separation Date (the “Restricted Period”), the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time, a Customer (as defined below) of the Company, P10, P10 Holdings, or any Affiliated Entities. This excludes any Customers who were Customers of the Executive or Executive’s non-P10 Investment Funds prior to executing the P10 Holdings Agreement.

(v)
Throughout the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit, for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company, P10, P10 Holdings, or any Affiliated Entities or who was an employee of the Company, P10, P10 Holdings, or any Affiliated Entities during the Term or the twelve (12) month period preceding Separation Date.
(vi)
Throughout the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, representative, officer, or director of the Company, P10, P10 Holdings, or any Affiliated Entities to cease their relationship with the Company, P10, P10 Holdings, or any Affiliated Entities for any reason.
(v)
For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business, or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company, P10, P10 Holdings, or any Affiliated Entity has done business or with whom Executive has actively negotiated.
(vii)
The Company and Executive believe the limitations as to time, geographic area, and scope of activity contained in this Section 6(b) are reasonable and do not impose a greater restraint than necessary to protect the Company’s, P10’s, P10 Holdings, and Affiliated Entities’ Confidential Information, goodwill, and legitimate business interests. If any covenant, provision, or part thereof contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope, or character of restrictions, such covenant, provision or part thereof shall not be rendered unenforceable, but rather the duration, geographic scope, or character of restrictions of such covenant, provision, or part thereof shall be deemed reduced or modified with retroactive effect to render such covenant, provision, or part thereof reasonable, and such covenant, provision, or part thereof shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision, or part thereof, the parties hereto shall mutually

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agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable.
(viii)
In the event the Executive breaches the restrictive covenants set forth in this Section 6(b), then the running of the Restricted Period shall be tolled and suspended during the time period in which Executive acts in breach of this Agreement.
2.
Representations, Warranties and Covenants.
(a)
No Restrictive Covenants. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages, or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.
(b)
Adherence to Code of Ethics and Insider Trading Policy. The Executive represents and warrants that he has received a copy of the Company’s Code of Ethics and its Insider Trading Policy. The Executive covenants and agrees to adhere to both the Code of Ethics and the Insider Trading Policy as may be amended from time to time. The Executive acknowledges that a material violation of either the Code of Ethics or the Insider Trading Policy would constitute a material breach of this Agreement.
(c)
Assignment of Intellectual Property.

(i)
Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company or while providing services to the Company, P10, or any Affiliated Entity. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company, P10, P10 Holdings, or any of its Affiliated Entities, or (ii) results in any way from his work at the Company.

(ii)
In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit, or other legal proceeding against the Company, P10, P10 Holdings, or any of Affiliated Entity claiming that Executive’s moral rights to the Creations have been violated.

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(iii)
Executive agrees to reasonably cooperate with the Company, P10, and the Affiliated Entities, both during and after his employment with the Company, with respect to the procurement, maintenance, and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.

(d)
Executive’s Right to Participate in P10 Funds. Executive shall have the perpetual right and option to invest personally in all P10 funds, free from any fees or carry, subject only to such investment limits that the General Partner of such fund imposes on all P10 executives or employees not directly involved in such P10 fund, and any such investment limitations shall apply equally among all other P10 executives and employees, and Executive shall have an investment allocation no less than any other officer or employee of P10 or its affiliates not directly involved in such fund.
3.
Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants contained in Sections 6 or 7, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of the covenants contained in Sections 6 or 7, or to any other appropriate equitable remedy without bond or other security being required. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.

4.
Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing.

5.
Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:
(a)
to the Executive addressed as follows:

William F. Souder

4514 Cole Avenue, Suite 1600

Dallas, TX 75205

(b)	to the Company addressed as follows:

P10 Intermediate Holdings, LLC

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4514 Cole Avenue, Suite 1600

Dallas, TX 75205

Attention: Chief Financial Officer

with copies to:

BakerHostetler LLP
45 Rockefeller Center, 14th Floor
New York, New York 10111
Attention: Adam W. Finerman

6.
Amendment. This Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Agreement may be waived, delayed, modified, terminated, or otherwise impaired without the prior written consent of the Company and the Executive.

7.
Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the Executive’s employment with the Company contemplated by this Agreement and supersedes all prior agreements, arrangements, and understandings, oral or written, express or implied, between the parties with respect to such employment, including without limitation the RCP Agreement and RCP Agreement Amendment. Sections 6 and 7 of this Agreement shall survive the termination of this Agreement.

8.
Survival. Unless otherwise expressly provided, the respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Sections 5, 6, and 7 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
9.
Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas.
10.
Assignment; Successors and Assigns, etc. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.
11.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same

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agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.
13.
Arbitration. All disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, Executive’s employment with the Company or providing services to the Company, P10, or any Affiliated Entity, the enforcement, interpretation or validity of this Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against Executive or that Executive may have against the Company, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available to Executive upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Dallas, Texas and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company. Each of the parties shall bear the fees and expenses of its own legal counsel.
14.
Compliance with Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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DOCPROPERTY "DocID" \* MERGEFORMAT 4867-3868-6819.1

IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the date first above written.

/s/ William F. Souder

William F. Souder

By: /s/ Robert Alpert

P10 Intermediate Holdings, LLC

DOCPROPERTY "DocID" \* MERGEFORMAT 4867-3868-6819.1

EXHIBIT A- PERMITTED ACTIVITIES

Executive may hold other director or (non-executive) chairmanship positions from time to time in accordance with Section 1(c) of the Agreement.